Exhibit 99.1
CONTACT:

Tom Steinbauer Senior Vice President, Chief Financial Officer Ameristar Casinos, Inc. (702) 567-7000
AMERISTAR REPORTS FOURTH QUARTER AND
FULL YEAR 2009 RESULTS
•	Achieved Record Annual Adjusted EBITDA ($331.2 Million) and Adjusted EBITDA Margin (27.2%)

•	Set Fourth Quarter Records for Adjusted EBITDA ($73.1 Million) and Adjusted EBITDA Margin (25.1%)

•	Ameristar Black Hawk Doubled Net Revenues and Increased Adjusted EBITDA by 152.1% Over Prior-Year Fourth Quarter Following Regulatory Enhancements and Opening of Hotel

•	Bridge Closure Impacts Ameristar East Chicago’s Business Levels and Results in Non-Cash Impairment Charge

•	Completed Final Phase of Debt Restructuring with Extension of $600 Million of Revolving Credit Facility Commitments in November 2009
LAS VEGAS, Wednesday, February 3, 2010 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the fourth quarter and year ended December 31, 2009.
“Our fourth quarter operating performance was highly representative of our year as we achieved year-over-year improvement in consolidated Adjusted EBITDA and Adjusted EBITDA margin despite decreases in consolidated net revenues,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer and Vice Chairman. “The more efficient operating model we began to implement in the second half of 2008 continues to maximize profitability, resulting in fourth quarter and annual

Please refer to the tables beginning on page 12 of this release for the reconciliation of the non-GAAP financial measures EBITDA, Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

records for Adjusted EBITDA and Adjusted EBITDA margin. Of particular note, Ameristar Black Hawk achieved record-breaking financial results as the September 29, 2009 grand opening of our luxury hotel and spa complemented the July 2, 2009 Colorado regulatory changes. Ameristar Black Hawk helped to grow the market by 14.9% when compared to the 2008 fourth quarter, and the property increased its fourth quarter market share on a year-over-year basis from 16.9% to 27.1% as a result of the facility and regulatory enhancements.
“During the fourth quarter, we received unfortunate news regarding our East Chicago property,” Kanofsky added. “On December 28, 2009, the Indiana Department of Transportation announced that it was permanently closing the Cline Avenue bridge near Ameristar East Chicago. The bridge has been closed since November 13, 2009 due to safety concerns discovered during an inspection of the bridge. Closure of the bridge has significantly impacted the property’s operating results, and we expect this to continue unless and until improved access to Ameristar East Chicago is developed.”
Fourth Quarter 2009 Results
Consolidated net revenues for the fourth quarter decreased 0.8%, from $293.6 million in 2008 to $291.3 million in 2009. Ameristar Black Hawk’s $17.8 million year-over-year increase in fourth quarter net revenues was offset by continued recessionary market pressures, the East Chicago bridge closure and inclement weather affecting much of the Midwest late in the year. Net revenues at Ameristar East Chicago and Ameristar Council Bluffs decreased from the 2008 fourth quarter by 11.9% and 11.6%, respectively, as a result of these factors.
The Company recorded a non-cash impairment charge of $111.7 million ($66.2 million on an after-tax basis) for the goodwill related to our September 2007 East Chicago property acquisition. The impairment charge was due to the permanent closure of the bridge that significantly adversely impacts forecasted financial results for the property. “We are working closely with government officials to attempt to mitigate the traffic impact,” Kanofsky said. “Additionally, we will continue to evaluate the property’s cost structure relative to business levels.”
For the fourth quarters of 2009 and 2008, we incurred consolidated operating losses of $72.0 million and $147.9 million, respectively, that were attributable to non-cash impairment charges of $111.7 million and $185.5 million, respectively, related to the East Chicago property.
Consolidated Adjusted EBITDA for the fourth quarter of 2009 increased 6.1% to $73.1 million compared to $68.9 million in the 2008 fourth quarter. Adjusted EBITDA margin increased 1.6 percentage points, to 25.1%, compared to the fourth quarter of 2008. The improvement in Adjusted EBITDA and the related margin was mostly attributable to the efficient revenue growth at our Black Hawk property and our continued management of operating costs across the Company.
For the fourth quarter of 2009, the Company incurred a net loss of $63.3 million, or $1.10 per diluted share, compared to a net loss of $101.1 million, or $1.77 per diluted share, for the final quarter of 2008. Adjusted EPS was $0.11 for the quarter ended December 31, 2009, compared to $0.20 for the 2008 fourth quarter. The decrease in Adjusted EPS from the prior-year fourth quarter was primarily attributable to higher borrowing costs resulting from the Company’s debt restructuring. Adjusted EPS for the 2009 fourth quarter includes a $0.16 negative impact from increased interest expense.

Full Year 2009 Results
Consolidated net revenues for fiscal years 2009 and 2008 were $1.22 billion and $1.27 billion, respectively. Adjusted EBITDA for 2009 was a record $331.2 million, representing an increase of $24.1 million, or 7.9%, from 2008. Adjusted EBITDA margin increased 3.0 percentage points, from 24.2% in 2008 to an all-time record of 27.2% in 2009. The Company’s annual financial results benefited significantly from a half-year of regulatory enhancements and one quarter of the year’s performance from the new hotel at our Black Hawk property. For 2009, Ameristar Black Hawk recorded a net revenue increase of $23.3 million over 2008 and an increase in Adjusted EBITDA of $12.8 million over the prior year.
For the full year, consolidated net loss narrowed by $126.0 million (96.4%), from a net loss in 2008 of $130.7 million, or $2.28 per diluted share, to a net loss of $4.7 million, or $0.08 per diluted share, for 2009. Adjusted EPS for 2009 was $1.22 per diluted share, compared to $1.18 per diluted share in 2008. Adjusted EPS increased from the prior year mostly as a result of the more efficient operating structure, Ameristar Black Hawk’s financial performance and regulatory enhancements that became effective in late 2008 in Missouri. Adjusted EPS for 2009 increased over the prior year despite $0.34 of increased interest expense resulting from the 2009 debt restructuring.
Additional Fourth Quarter and Full Year Financial Information
Debt. In November 2009, we successfully completed an extension of $600.0 million, or 80%, of our senior revolving credit facility commitments (of which $524.0 million was outstanding at December 31, 2009). Of the remaining $150.0 million of the revolving commitments, $131.0 million were outstanding at December 31, 2009. The outstanding balance of the non-extended commitments is expected to be repaid by the maturity date of November 2010 with cash from operations and availability under the extended portion of the revolving credit facility.

At December 31, 2009, the face amount of our outstanding debt was $1.69 billion, an increase of $41.4 million from December 31, 2008. During the fourth quarter, net borrowings totaled $11.0 million. At December 31, 2009, our leverage and senior leverage ratios (each as defined in the senior credit facility) were required to be no more than 6.00:1 and 5.75:1, respectively. As of that date, our leverage and senior leverage ratios were each 4.87:1.
Interest Expense. For the fourth quarter of 2009, net interest expense was $34.2 million, compared to $19.8 million in the prior-year fourth quarter. The increase is due mostly to higher interest rate add-ons resulting from a March 2009 amendment to the senior credit facility, our May 2009 issuance of 9-1/4% senior unsecured notes due 2014 and the incremental interest incurred from the portion of the revolving credit facility that was extended in November 2009. Additionally, capitalized interest decreased from $2.0 million for the 2008 fourth quarter to $0.2 million in the 2009 fourth quarter due to the completion of the Black Hawk hotel.
Stock-Based Compensation. For the quarter and year ended December 31, 2009, stock-based compensation expense was $3.6 million and $12.9 million, respectively. In 2008, stock-based compensation expense totaled $2.9 million for the fourth quarter and $10.6 million for the full year. This expense is not excluded in calculating Adjusted EBITDA or Adjusted EPS.
Severance Costs. For the quarter and year ended December 31, 2009, severance costs decreased from the corresponding 2008 periods by $2.0 million and $2.8 million, respectively. Severance costs are not excluded in calculating Adjusted EBITDA or Adjusted EPS.

Capital Expenditures. For the fourth quarter of 2009, capital expenditures were $25.8 million. Capital expenditures for the year were $136.6 million, including $74.7 million for the construction of the Black Hawk hotel.
Outlook
“Over the past year, we substantially reduced operating costs, completed our last significant construction project and strengthened our balance sheet through a multi-phase debt restructuring,” said Kanofsky. “Our efforts in 2009 have created a strong foundation for 2010 that we believe will result in a significant increase in cash available to retire outstanding debt and maintain quarterly dividend payments. We also believe we are well positioned to withstand continuing difficult economic conditions and drive significant growth when the economy improves.”
In the first quarter of 2010, the Company currently expects:
•	depreciation to range from $27.5 million to $28.5 million.

•	interest expense, net of capitalized interest, to be between $33 million and $34 million, including non-cash interest expense of approximately $2.8 million.

•	the combined state and federal income tax rate to be in the range of 42 percent to 43 percent.

•	capital spending of $30 million to $35 million.

•	capitalized interest of $0.2 million to $0.5 million.

•	non-cash stock-based compensation expense of $2.8 million to $3.3 million.

Conference Call Information
We will hold a conference call to discuss our fourth quarter and full year results on Wednesday, February 3, 2010 at 11 a.m. EST. The call may be accessed live by dialing (888) 694-4728 toll-free domestically, or (973) 582-2745, and referencing conference ID number 49610811. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our Web site — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link. A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call. In addition, the call will be recorded and can be replayed from February 3, 2010 at 2 p.m. EST until February 17, 2010 at 11:59 p.m. EST. To listen to the replay, call toll-free (800) 642-1687 domestically, or (706) 645-9291, and reference the conference ID number above.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and “Item 1A. Risk Factors”

and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.
On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest-quality guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb. and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss. and Monroe, La.); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ Web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES:
Casino	$305,044	$296,293	$1,254,590	$1,296,806
Food and beverage	31,971	36,466	135,941	156,987
Rooms	19,327	13,827	66,411	56,024
Other	7,680	8,684	32,692	38,491

	364,022	355,270	1,489,634	1,548,308
Promotional allowances	(72,746)	(61,634)	(274,189)	(280,406)

Net revenues	291,276	293,636	1,215,445	1,267,902

OPERATING EXPENSES:
Casino	134,787	139,584	556,684	604,747
Food and beverage	16,363	18,007	65,633	74,650
Rooms	3,970	2,636	10,466	11,221
Other	2,900	4,586	14,240	21,154
Selling, general and administrative	61,274	63,858	241,853	265,622
Depreciation and amortization	28,197	26,993	107,005	105,895
Impairment of goodwill	111,700	53,300	111,700	130,300
Impairment of other intangible assets	—	132,200	—	184,200
Impairment of fixed assets	3,822	582	3,929	1,031
Net loss (gain) on disposition of assets	312	(244)	411	683

Total operating expenses	363,325	441,502	1,111,921	1,399,503

(Loss) income from operations	(72,049)	(147,866)	103,524	(131,601)

OTHER INCOME (EXPENSE):
Interest income	125	181	515	774
Interest expense, net of capitalized interest	(34,232)	(19,790)	(106,849)	(76,639)
Loss on early retirement of debt	—	—	(5,365)	—
Other	331	(1,945)	2,006	(3,404)

LOSS BEFORE INCOME TAX BENEFIT	(105,825)	(169,420)	(6,169)	(210,870)
Income tax benefit	(42,515)	(68,323)	(1,502)	(80,198)

NET LOSS	$(63,310)	$(101,097)	$(4,667)	$(130,672)

LOSS PER SHARE:
Basic	$(1.10)	$(1.77)	$(0.08)	$(2.28)

Diluted	$(1.10)	$(1.77)	$(0.08)	$(2.28)

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$—	$0.42	$0.32

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	57,697	57,234	57,543	57,191

Diluted	57,697	57,234	57,543	57,191

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	December 31, 2009	December 31, 2008
Balance sheet data
Cash and cash equivalents	$96,493	$73,726
Total assets	$2,214,628	$2,225,238
Total debt, including current maturities	$1,677,128	$1,648,500
Stockholders’ equity	$335,993	$338,780

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Consolidated cash flow information
Net cash provided by operating activities	$7,938	$33,054	$220,182	$239,501
Net cash used in investing activities	$(36,372)	$(54,323)	$(172,941)	$(249,824)
Net cash (used in) provided by financing activities	$(7,197)	$26,747	$(24,474)	$(14,449)

Net revenues
Ameristar St. Charles	$68,127	$69,708	$290,675	$289,793
Ameristar East Chicago	55,607	63,083	251,695	282,866
Ameristar Kansas City	54,016	56,307	230,370	239,964
Ameristar Council Bluffs	35,731	40,433	156,421	174,778
Ameristar Vicksburg	28,089	31,218	120,152	133,204
Ameristar Black Hawk	35,876	18,079	103,168	79,883
Jackpot Properties	13,830	14,808	62,964	67,414

Consolidated net revenues	$291,276	$293,636	$1,215,445	$1,267,902

Operating income (loss)
Ameristar St. Charles	$14,841	$14,742	$71,231	$60,436
Ameristar East Chicago	(107,989)	(180,352)	(78,077)	(285,871)
Ameristar Kansas City	13,987	12,378	61,601	50,414
Ameristar Council Bluffs	10,449	12,240	46,887	50,727
Ameristar Vicksburg	7,529	6,998	32,902	36,453
Ameristar Black Hawk	5,564	2,055	16,003	10,662
Jackpot Properties	1,865	2,153	13,338	11,803
Corporate and other	(18,295)	(18,080)	(60,361)	(66,225)

Consolidated operating (loss) income	$(72,049)	$(147,866)	$103,524	$(131,601)

EBITDA
Ameristar St. Charles	$21,289	$21,455	$97,781	$85,410
Ameristar East Chicago	(104,172)	(176,900)	(63,183)	(272,214)
Ameristar Kansas City	17,868	16,697	77,254	69,487
Ameristar Council Bluffs	13,154	15,253	57,995	62,484
Ameristar Vicksburg	11,438	11,468	49,023	52,538
Ameristar Black Hawk	10,690	4,811	29,561	21,851
Jackpot Properties	3,380	3,655	19,302	17,483
Corporate and other	(17,499)	(17,312)	(57,204)	(62,745)

Consolidated EBITDA	$(43,852)	$(120,873)	$210,529	$(25,706)

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating income (loss) margins (1)
Ameristar St. Charles	21.8%	21.1%	24.5%	20.9%
Ameristar East Chicago	-194.2%	-285.9%	-31.0%	-101.1%
Ameristar Kansas City	25.9%	22.0%	26.7%	21.0%
Ameristar Council Bluffs	29.2%	30.3%	30.0%	29.0%
Ameristar Vicksburg	26.8%	22.4%	27.4%	27.4%
Ameristar Black Hawk	15.5%	11.4%	15.5%	13.3%
Jackpot Properties	13.5%	14.5%	21.2%	17.5%
Consolidated operating (loss) income margin	-24.7%	-50.4%	8.5%	-10.4%

EBITDA margins (2)
Ameristar St. Charles	31.2%	30.8%	33.6%	29.5%
Ameristar East Chicago	-187.3%	-280.4%	-25.1%	-96.2%
Ameristar Kansas City	33.1%	29.7%	33.5%	29.0%
Ameristar Council Bluffs	36.8%	37.7%	37.1%	35.8%
Ameristar Vicksburg	40.7%	36.7%	40.8%	39.4%
Ameristar Black Hawk	29.8%	26.6%	28.7%	27.4%
Jackpot Properties	24.4%	24.7%	30.7%	25.9%
Consolidated EBITDA margin	-15.1%	-41.2%	17.3%	-2.0%

(1)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)	EBITDA margin is EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING (LOSS) INCOME TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating (loss) income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Ameristar St. Charles:
Operating income	$14,841	$14,742	$71,231	$60,436
Depreciation and amortization	6,448	6,713	26,550	24,974

EBITDA	$21,289	$21,455	$97,781	$85,410

Ameristar East Chicago:
Operating loss	$(107,989)	$(180,352)	$(78,077)	$(285,871)
Depreciation and amortization	3,817	3,452	14,894	13,657

EBITDA	$(104,172)	$(176,900)	$(63,183)	$(272,214)

Ameristar Kansas City:
Operating income	$13,987	$12,378	$61,601	$50,414
Depreciation and amortization	3,881	4,319	15,653	19,073

EBITDA	$17,868	$16,697	$77,254	$69,487

Ameristar Council Bluffs:
Operating income	$10,449	$12,240	$46,887	$50,727
Depreciation and amortization	2,705	3,013	11,108	11,757

EBITDA	$13,154	$15,253	$57,995	$62,484

Ameristar Vicksburg:
Operating income	$7,529	$6,998	$32,902	$36,453
Depreciation and amortization	3,909	4,470	16,121	16,085

EBITDA	$11,438	$11,468	$49,023	$52,538

Ameristar Black Hawk:
Operating income	$5,564	$2,055	$16,003	$10,662
Depreciation and amortization	5,126	2,756	13,558	11,189

EBITDA	$10,690	$4,811	$29,561	$21,851

Jackpot Properties:
Operating income	$1,865	$2,153	$13,338	$11,803
Depreciation and amortization	1,515	1,502	5,964	5,680

EBITDA	$3,380	$3,655	$19,302	$17,483

Corporate and other:
Operating loss	$(18,295)	$(18,080)	$(60,361)	$(66,225)
Depreciation and amortization	796	768	3,157	3,480

EBITDA	$(17,499)	$(17,312)	$(57,204)	$(62,745)

Consolidated:
Operating (loss) income	$(72,049)	$(147,866)	$103,524	$(131,601)
Depreciation and amortization	28,197	26,993	107,005	105,895

EBITDA	$(43,852)	$(120,873)	$210,529	$(25,706)

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
EBITDA	$(43,852)	$(120,873)	$210,529	$(25,706)
Impairment loss on East Chicago intangible assets	111,700	185,500	111,700	314,500
Impairment loss on discontinued expansion projects	3,800	578	3,800	578
Black Hawk hotel pre-opening expenses	1,440	—	3,863	—
One-time non-cash adjustment to Black Hawk property taxes	—	—	1,276	—
Missouri and Colorado ballot initiative costs	—	3,328	—	9,651
East Chicago transition and rebranding costs	—	—	—	4,979
Vicksburg and St. Charles pre-opening expenses	—	339	—	3,061

Adjusted EBITDA	$73,088	$68,872	$331,168	$307,063

RECONCILIATION OF EPS TO ADJUSTED EPS
(Unaudited)
The following table sets forth a reconciliation of diluted (loss) earnings per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Diluted loss per share (EPS)	$(1.10)	$(1.77)	$(0.08)	$(2.28)
Impairment loss on East Chicago intangible assets	1.15	1.92	1.15	3.25
Loss on early retirement of debt	—	—	0.06	—
Impairment loss on discontinued expansion projects	0.04	0.01	0.04	0.01
Black Hawk hotel pre-opening expenses	0.02	—	0.04	—
One-time non-cash adjustment to Black Hawk property taxes	—	—	0.01	—
Missouri and Colorado ballot initiative costs	—	0.04	—	0.11
East Chicago transition and rebranding costs	—	—	—	0.06
Vicksburg and St. Charles pre-opening expenses	—	—	—	0.03

Adjusted diluted earnings per share (Adjusted EPS)	$0.11	$0.20	$1.22	$1.18

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and adjusted diluted earnings per share (Adjusted EPS). The following discussion defines these terms and explains why we believe they are useful measures of our performance.
EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. In forecasting and measuring our core operating results and in comparing period-to-period results, management adjusts EBITDA, as appropriate, to exclude certain non-recurring items.
The measure adjusting for such items, which we refer to as Adjusted EBITDA, is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.
Adjusted EBITDA, as used in this press release, is EBITDA adjusted for impairment charges related to intangible assets and discontinued construction projects, pre-opening expenses, ballot initiative costs, a one-time Black Hawk property tax adjustment and transition and rebranding costs. In future periods, the adjustments we make to EBITDA in order to calculate Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to EBITDA and operating (loss) income, based upon GAAP.
Adjusted EPS
Adjusted EPS, as used in this press release, is diluted (loss) earnings per share, excluding the after-tax per-share impacts of impairment charges related to intangible assets and discontinued construction projects, pre-opening expenses, ballot initiative costs, the one-time Black Hawk property tax adjustment, the loss on early debt retirement and transition and rebranding costs. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance and incentive compensation for senior management. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
Limitations on the Use of Non-GAAP Measures
The use of EBITDA, Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of EBITDA, Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or

Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
EBITDA, Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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